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                                                                    Exhibit 23.3
              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Intermedia Communications Inc. for the registration of $500,000,000 8.60% Series B Senior Notes due 2008 and to the incorporation by reference therein of our report dated February 13, 1998, except for Note 20, as to which the date is March 10, 1998, with respect to the consolidated financial statements of Shared Technologics Fairchild Inc. and Subsidiaries included in Intermedia Communications Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

Vienna, Virginia
June 10, 1998